Exhibit 99.1
Calix Sets Date for the 4th Quarter 2013 Financial Results and Announces Preliminary Estimates
Calix to Participate at the 16th Annual Needham Growth Conference in NYC on January 15, 2014
PETALUMA, CA – January 8, 2014 – Calix, Inc. (NYSE: CALX) today announced that the company will report fourth quarter and 2013 fiscal year results on February 11 after the market closes. The company also announced that preliminary estimates for revenue and non-GAAP earnings per share would be below previous guidance for the fourth quarter of 2013.
Preliminary estimates for the fourth quarter are for revenue to be in the range of $93.5 to $94.5 million and non-GAAP earnings per share of 2 to 4 cents per share. On October 29, 2013, the company provided guidance for the fourth quarter ending December 31, 2013 for revenue between $97 and $103 million and non-GAAP earnings to range between per share of 3 to 8 cents per share. The revised estimates for the fourth quarter reflect a greater than anticipated decline in traditional year-end "budget flush" customer spending patterns than the company historically has experienced. The company reported $91.4 million and non-GAAP earnings $0.06 in the fourth quarter of 2012.
Calix will provide further commentary on the company's fourth quarter results during its fourth quarter financial results conference call which is scheduled for 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time on February 11, 2014. Interested parties can listen to a live webcast of the conference call by visiting the Calix Investor Relations website at http://investor-relations.calix.com/. The conference call and webcast will include forward-looking information. A replay of the conference call will also be available at http://investor-relations.calix.com/ following the completion of the call.
Calix also announced that its management will participate and webcast its presentation at the 16th Annual Needham Growth Conference in New York City on January 15, 2014 at 8:00 a.m. Eastern Time/5:00 a.m. Pacific Time. The Needham conference presentation will be made available to interested parties on the investor relations section of the Calix website at http://investor-relations.calix.com/.
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to transform their networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com.
This press release contain forward-looking statements, including preliminary estimates for the fourth quarter of 2013 for revenue and non-GAAP earnings per share, that are based upon management's current expectations and are inherently uncertain. The revenue and non-GAAP earnings per share estimates referenced in this press release are preliminary and subject to the completion of the company's customary quarterly closing and review procedures. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company's business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its reports on Form 10-Q for the third 2013 fiscal quarter and Annual Report on Form 10-K for the fiscal year 2012, filed with the SEC and available at http://www.sec.gov.
Investor Inquiries:
David H. Allen
408-474-0080
David.Allen@Calix.com